EXHIBIT 99.1


                     STATEMENT OF UNANIMOUS WRITTEN CONSENT
                  TO ACTION TAKEN IN LIEU OF THE ANNUAL MEETING
                               OF THE DIRECTORS OF
                          E'PRIME AEROSPACE CORPORATION
                               BY WAIVER OF NOTICE

DATE:             July 25, 2006
Place:            Telephonically


The Undersigned, being all of the directors of E'Prime Aerospace Co. ("the Corporation") a corporation organized and existing under and by virtue of the General Corporation Law of the State of Colorado, hereby waive notice of and the holdings of a meeting of the Board of Directors of said corporation, and do hereby consent to and adopt the following Resolution this 25th day of July, 2006 and after due discussion, IT WAS UNANIMOUSLY:

ACKNOWLEDGED THAT, B. G. DAVIS had entered into a Stock Purchase Agreement dated July 25, 2006 with OLDHAM GROUP, INC. whereby B. G. Davis sold to Oldham Group, Inc. 386,800,000 shares of the common stock of the corporation owned by Mr. Davis, thereby reducing his ownership to 90,000,00 shares.

ACKNOWLEDGED THAT, pursuant to the terms of said Agreement, the new purchaser was obligated to cause the Corporation to repay the outstanding shareholder loans to B. G. Davis in the amount of $1,024,710.46 on or before July 25, 2007.

ACKNOWLEDGED THAT, pursuant to the terms of said Agreement, B. G. Davis had decided to retire as President and Chairman of the Board of Directors; that Betty S. Davis had decided to retire as Secretary and Treasurer for the Corporation, and that Richard L. Elrod had decided to retire as a member of the Board of Directors of the Corporation, and written retirements were delivered to the Board from each.

RESOLVED, that said resignations of B. G. Davis, Betty S. Davis and Richard L. Elrod be and they were accepted effective upon the conclusion of this meeting and the election of their successors.

RESOLVED that the following officers and directors were approved and appointed as the Officers and Directors of E'Prime Aerospace Corporation with them agreeing to take office as of the day of this meeting.

       James D. Oldham, III         President and Chairman of Board of Directors
       B. G. Davis                  Director
       __________________           ______________
       __________________           ______________

Said appointments will be effective as of July 25, 2006 and shall continue until such time as an annual meeting is held and the shareholder elect a new board of Directors.



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RESOLVED,  that the aforesaid  resolutions  were duly adopted in accordance with the applicable provisions of the section of the General Corporate Law of the State Colorado.

Prompt notice of the taking of this corporate action is being given to all stockholders who did not consent in writing, in accordance with the General Corporate Law of the State of Colorado.

All officers and agents are authorized to take appropriate corporate action to effect these changes.

Appropriate officers and or agents make such notification to operating agencies and the public as may be required.

IN WITNESS WHERE OF:  The undersigned have executed this Consent:

B.G. Davis
Director, President, Chairman                   /s/ B.G. Davis
                                                --------------------------
Betty S. Davis
Director, Secretary, Treasurer                  /s/ Betty S. Davis
                                                --------------------------
Richard L. Elrod
Director                                        /s/ Richard L. Elrod
                                                --------------------------
James D. Oldham, III
Director                                        /s/ James D. Oldham, III
                                                --------------------------
















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